Exhibit 99.1

Enhance Skin Products Inc. Announces New Patent Application for Extending the Cosmetic Effects of Botox®* and Dermal Fillers

May 5, 2015.  Enhance Skin Products Inc., (OTCBB:EHSK) is pleased to make the following announcement:

New Patent Applications

Enhance Skin Products Inc., a pioneer in hyaluronan (“HA”) research and development for deep hydration of the skin, announces the acceptance by the US Patent and Trademark Office of a new patent application for the use of HA and bioactive glass to enhance and extend the beneficial cosmetic effects of certain non-surgical dermal interventions, in particular the anti-wrinkle effects of cosmetic treatments associated with aesthetic injectables such as Botox (botulinum toxin) and cosmetic dermal fillers. Additional applications may include the alleviation of symptoms of rosacea such as redness, dryness and itchiness. An international application under the Patent Cooperation Treaty has also been accepted.

Visible Youth™

Steeped in evidence-based science, Visible Youth Professional and Consumer skin care products contain the optimal size, purest and most effective HA molecular fraction available for deep penetrating hydration. The unique line of proprietary formulations helps restore the skin’s natural supply of HA-water complex, resulting in long-lasting benefits for all skin types. www.visibleyouth.com

The Visible Youth skin care collection currently includes our Revitalizing Skin Formula, Revitalizing Eye Zone Gel, Revitalizing Moisturizer and Revitalizing Cleanser products. As part of a daily regimen of healthy skin care each of these products interacts synergistically with the others in the collection to help correct, repair, restore and maintain the continued youthful appearance and function of the skin.

Visible Youth Professional products focus on the treatment of skin after non-surgical procedures, an area the Company believes has been neglected by the market and for which it sees great potential. Central to the premium Visible Youth Professional brand are the proprietary patented, Healing Complex Plus 3% Lidocaine and Healing Complex.

The Company is in the process of refining its formulations and plans to refresh its packaging to re-launch the Visible Youth brand in the Consumer and Professional markets. Bioactive Vitryxx®* will be combined with HA in all the Visible Youth products. The Visible Youth Revitalizing Skin Formula, Visible Youth Revitalizing Moisturizer, Visible Youth Eye Zone Gel, and Visible Youth Revitalizing Cleanser are planned to be specifically formulated for the Consumer market. The Visible Youth Healing Complex and Visible Youth Healing Complex plus 3% Lidocaine, plus reformulated versions of the Skin Formula, Eye Zone Gel and Moisturizer are expected to be marketed under the Visible Youth Professional brand.

The Company also plans to develop additional products under the Visible Youth trademark, which may include Visible Youth Deep Hydration Night Cream, Visible Youth Brightening/Lightening Moisturizer and Serum, Visible Youth Mask, Visible Youth Neck Zone Gel, Visible Youth + SPF 30. We anticipate launching two to three additional formulations per year after the re-launch of the Visible Youth Brands.

Donald Nicholson, Enhance’s President & CEO stated that “ this new patent application, jointly developed by Dr. Asculai, our Chief Scientific Officer and Dr. Gary Hack, represents a potentially exciting new addition to our patent portfolio and the Visible Youth Professional product line. We plan to seek development and marketing partners to take this product beyond the proof of concept stage and to launch the Visible Youth Professional line. We are also evaluating options for the re-launch of the new Visible Youth Consumer line in the US and internationally” He further went on to state that ‘to accomplish its plans the Company is currently exploring various options for raising additional funds.”

Certain statements contained in this document include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are usually accompanied by words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect”, “potential” and similar expressions. EHSK’s actual results could differ materially from its historical results or from results implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results implied by the forward-looking statements. Such factors include, but are not limited to, the risks and uncertainties identified by EHSK under the headings “Risk Factors” in its filings with the SEC. Forward-looking statements may also include, but are not limited to, statements about its funding activities, the current and future economic environment affecting EHSK and the markets it serves; the timely development, production and acceptance of new products and services; the timely grant of patents, the ability to attract development and marketing partners, sources of revenue and anticipated revenue, including the contribution from the growth of new products, services and markets; plans for future products and services and for enhancements to existing products and services; EHSK’s ability to attract or retain customers; the outcome of any existing or future litigation; and EHSK’s ability to increase its productivity and capacity. Undue reliance should not be placed on any of EHSK’s forward-looking statements. Except as required by law, EHSK undertakes no obligation to update or announce any revisions to its forward-looking statements, whether as a result of new information, future events or otherwise.

*Botox is a registered trademark of Actavis (formerly Allergan Inc).
*Vitryxx is a registered trademark of Schott AG

For your information:

Enhance Skin Products Inc.
50 West Liberty Street,
Suite 880,
Reno, Nevada 89501
www.visibleyouth.com
Tel:  416-306-2493